As filed with the Securities and Exchange Commission on August 4, 2026.

Registration No. 333-_____

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

    _______________________________

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

_______________________________

EURONET WORLDWIDE, INC.

(Exact name of registrant as specified in its charter)

_______________________________

Delaware	74-2806888
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

11400 Tomahawk Creek Parkway, Suite 300 Leawood, Kansas (Address of principal executive offices)	66211 (Zip Code)

EURONET WORLDWIDE, INC. 2006 STOCK INCENTIVE PLAN,

AMENDED AND RESTATED

(Full title of the plan)

Michael J. Brown

Chairman and Chief Executive Officer

Euronet Worldwide, Inc.

11400 Tomahawk Creek Parkway, Suite 300

Leawood, Kansas 66211
(Name and address of agent for service)
(913) 327-4200

(Telephone number, including area code, of agent for service)

Copies to:

Brian Kimzey Acting General Counsel and Secretary Euronet Worldwide, Inc. 11400 Tomahawk Creek Parkway, Suite 300 Leawood, Kansas 66211 (913) 327-4200	Patrick Respeliers, Esq. Stinson LLP 1201 Walnut, Suite 2900 Kansas City, Missouri 64106 (816) 842-8600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

PART I

As permitted by the rules of the Securities and Exchange Commission (the “Commission”), this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I of this Registration Statement will be sent or given to eligible employees as specified in Rule 428(b)(1) promulgated under the Securities Act. Such documents are not being filed with the Commission either as part of this Registration Statement or as part of any prospectuses or prospectus supplements filed pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed (other than the portions of those documents furnished or otherwise not deemed to be filed) by the Registrant with the Commission (File No. 001-31648) are incorporated herein by reference and made a part hereof:

(i) The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the Commission on February 26, 2026, including portions of the Registrant's Definitive Proxy Statement filed with the Commission on April 13, 2026 that are incorporated by reference therein;

(ii) The Registrant's Quarterly Reports on Form 10-Q for the period ended March 31, 2026, filed with the Commission on May 7, 2026, the period ended June 30, 2026, filed with the Commission on August 4, 2026;

(iii) The Registrant's Current Report on Form 8-K filed with the Commission on April 28, 2026 (report pursuant to Item 5.02) and May 22, 2026 (report pursuant to Item 5.07) (excluding any reports that are furnished pursuant to Item 2.02 or Item 7.01);

(iv) All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since the end of the fiscal year ended December 31, 2025;

(v) The description of the Registrant's Common Stock contained in the Registration Statement on Form 8-A/A, filed with the Commission on November 24, 2004 pursuant to Section 12 of the Exchange Act, as updated by the description of the Registrant's Common Stock contained in Exhibit 4.6 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2019, including any subsequent amendment or report filed for the purpose of updating such description; and

All reports and other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than the portions of those documents furnished or otherwise not deemed to be filed), subsequent to the date of this filing and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Sections 145(a) and (b) of the Delaware General Corporation Law (the “DGCL”) provide that a corporation may indemnify its directors and officers, as well as other employees and individuals, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation – a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification in which the person seeking indemnification has been found liable to the corporation. Section 145(e) of the DGCL provides that expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized by Section 145 of the DGCL. Section 145(e) of the DGCL further provides that such expenses (including attorneys’ fees) incurred by former directors and officers or other employees or agents of the corporation may be so paid upon such terms and conditions as the corporation deems appropriate.

Article Eighth of the Registrant’s Certificate of Incorporation, as amended (the “Certificate of Incorporation”), and Article VII of the Registrant’s Amended and Restated Bylaws (the “Bylaws”) provide for indemnification of the Registrant’s directors and officers to the maximum extent permitted by the DGCL.

Section 102(b)(7) of the DGCL enables a Delaware corporation to provide in its certificate of incorporation for the elimination or limitation of the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. However, no provision can eliminate or limit a director’s liability: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL, which imposes liability on directors for unlawful payment of dividends or unlawful stock purchase or redemption; or (iv) for any transaction from which the director derived an improper personal benefit.

Article Ninth of the Certificate of Incorporation provides that a director of the Registrant shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived any improper personal benefit.

Section 145(g) of the DGCL permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

The Registrant maintains, and intends to continue to maintain, insurance for the benefit of its directors and officers to insure these persons against certain liabilities, including liabilities under the securities laws.

The Registrant also enters into indemnification agreements with each of its directors and executive officers. The indemnification agreements supplement existing indemnification provisions of the Certificate of Incorporation and Bylaws and, in general, provide for indemnification of and advancement of expenses to the indemnified party, subject to the terms and conditions provided in the indemnification agreement. The indemnification agreements also establish processes and procedures for indemnification claims, advancement of expenses and other determinations with respect to indemnification.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description
3.1	Certificate of Incorporation of Euronet Worldwide, Inc., as amended (filed as Exhibit 3.2 to the Company's Current Report on Form 8-K filed on May 22, 2009 and incorporated by reference herein)

3.2

Certificate of Amendment to Certificate of Incorporation of Euronet Worldwide, Inc. (filed as Exhibit 3.1 to the Company's Current Report on Form 8-K filed on May 22, 2009 and incorporated by reference herein)

3.3

Amended and Restated Certificate of Designations, Preferences and Rights of Series A Junior Participating Preferred Stock (filed as Exhibit 3.1 to the Company's Current Report on Form 8-K filed on March 29, 2013 (File No. 001-31648), and incorporated herein by reference)

3.4	Amended and Restated Bylaws of Euronet Worldwide, Inc. (filed as Exhibit 3.2 to the Company's Report on Form 8-K filed on February 28, 2017 (File No. 001-31648), and incorporated herein by reference)

4.1	Euronet Worldwide, Inc. 2006 Stock Incentive Plan, Amended and Restated (filed as Appendix A to the Company's Definitive Proxy statement on Schedule 14A filed on April 13, 2026)

5.1	Opinion of Stinson LLP

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm

23.2	Consent of Stinson LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page hereto)

107	Filing Fee Table

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Leawood, State of Kansas, on August 4, 2026.

EURONET WORLDWIDE, INC.
By:	/s/ Michael J. Brown
Michael J. Brown
Chairman of the Board of Directors, Chief Executive Officer and Director (principal executive officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Michael J. Brown and Rick L. Weller, each of them, the undersigned's true and lawful attorneys-in-fact and agents with full power of substitution for the undersigned and in the undersigned's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on August 4, 2026.

SIGNATURE	TITLE

/s/ Michael J. Brown
Michael J. Brown	Chairman of the Board of Directors, Chief Executive Officer and Director (principal executive officer)

/s/ Rick L. Weller
Rick L. Weller	Chief Financial Officer and Chief Accounting Officer (principal financial officer and principal accounting officer)

/s/ Paul S. Althasen
Paul S. Althasen	Director

/s/ Michael N. Frumkin
Michael N. Frumkin	Director

/s/ Thomas A. McDonnell
Thomas A. McDonnell	Director

/s/ Ligia Torres Fentanes
Ligia Torres Fentanes	Director

/s/ Sergi N. Herrero
Sergi N. Herrero	Director

/s/ Sara Baack
Sara Baack	Director

/s/ Brad Sprong
Brad Sprong	Director